Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 13, 2015 (March 11, 2016 as to the effect of the change in presentation of segment operating income described in Note 16 to the consolidated financial statements) relating to the consolidated financial statements and financial statement schedule of Johnson Controls International plc (formerly known as Tyco International plc) and subsidiaries (the “Company”), appearing in the Company’s Current Report on Form 8-K dated March 11, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

New York, New York
February 1, 2017